ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

CERTIFICATE OF NOTICE

FIRST:  Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Corporation”), certifies that:

SECOND:  There has been a change to facts ascertainable outside of the charter (the “Charter”) of the Corporation within the meaning of Section 2-105(b) of the Maryland General Corporation Law (the “MGCL”) relating to the Auction Market Preferred Stock (“AMPS”).

THIRD:  The change to the facts ascertainable outside of the Charter is as set forth below:

During meetings on December 13, 2006 and March 14, 2007, subject to receiving the required written assurances of the relevant rating agencies, the Board of Directors of the Corporation determined, in accordance with its powers under Article SIXTH, Section 1(b) of the Charter, that it is in the best interests of the Corporation to modify certain of the definitions contained in Article SIXTH, Section 1(a) of the Charter in order to reflect new limits and discount factors to be employed on the part of Moody’s Investors Service (“Moody’s”) in connection with its rating of the AMPS.  The required written assurances of Moody’s and Standard & Poor’s Ratings Group have been received. Accordingly:

1.

The following modified rows (and related footnotes) shall now be deemed to be included in the definition of “Discount Factor”:

Australian Government Securities: (2)
> A$150,000,000	> 2 years, <= 5 years	1.520	1.436
Asian Yankee Bonds: (Moody’s only)
Issued by Australia, China, Hong Kong, India, Indonesia, Korea, Malaysia, New Zealand, Singapore, Thailand and The Philippines		2.400	N/A
Australian Corporate Bonds (Any) (Moody’s only):
Any	Any	1.900	N/A
Other Asian Bonds: (Moody’s only)(16)
Hong Kong (Government)	<= 5 years	3.150	N/A
India	<= 5 years	2.350	N/A
South Korea	<= 5 years	2.000	N/A
Malaysia (Government)	<= 5 years	2.200	N/A
Malaysian (Non-Government)	<= 5 years	2.200	N/A
The Philippines	<= 5 years	2.300	N/A
Singapore (Government)	<= 5 years	2.150	N/A
Singapore (Non-Government)	<= 5 years	2.150	N/A
Taiwan	<= 5 years	4.300	N/A
Thailand	<= 5 years	2.500	N/A
New Zealand Corporate Bonds: (Moody’s only)
Any	Any	1.850	N/A
Other Asian Currencies (Moody’s only)
Hong Kong	N/A	1.400	N/A
India	N/A	1.700	N/A
South Korea	N/A	2.950	N/A
Malaysia	N/A	1.700	N/A
The Philippines	N/A	2.000	N/A
Singapore	N/A	1.350	N/A
Taiwan	N/A	1.350	N/A
Thailand	N/A	2.950	N/A

___________

(13)

In the case of Moody’s, with an original principal balance of at least £500,000,000.

(16)

The discount factor for Other Asian Bonds denominated in their local currencies must be calculated by multiplying the relevant Other Asian Bond discount factor by the corresponding Other Asian Currencies discount factor.

2.

The terms listed below shall now be deemed to have the definitions set forth below in their entirety:

“Eligible Portfolio Property” means Australian Bank Bills, Australian Corporate Bonds, Australian Currency, Australian Convertible or Exchangeable Eurobonds, Australian Eurobonds, Australian Government Securities, Australian Semi–-Government Securities, Cash, New Zealand Corporate Bonds, New Zealand Government Securities, Other Asian Bonds, U.S. Government Obligations, Repurchase Agreements, Brady Bonds, Asian Yankee Bonds, AMPS Interest Rate Swaps (to the extent they are “in the money”), Short Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, and GNMA Graduated Payment Securities provided, (i) if the determination is being made by Moody’s, (x) that no more than 20% in the aggregate of the total Discounted Value of Eligible Portfolio Property shall consist of Australian Government and/or Australian Semi-Government Securities with a current outstanding issue size less than A$150,000,000 and/or New Zealand Government Securities with a current outstanding issue size less than NZ$150,000,000; and (y) not more than 10% in the aggregate of the total Discounted Value of Eligible Portfolio Property shall consist of Australian Semi-Government Securities described under item 12 of such definition and (ii) if the determination is being made for S&P, (x) that no Australian Government Securities or Australian Semi–Government Securities contained in Eligible Portfolio Property shall have a current outstanding issue size less than A$10,000,000 (as determined on each Quarterly Surprise Valuation Date); (y) that no New Zealand Government Securities contained in Eligible Portfolio Property shall have a current outstanding issue size less than NZ$10,000,000 (as determined on each Quarterly Surprise Valuation Date); and (z) that not more than 10% in the aggregate of the total Discounted Value of the Eligible Portfolio Property shall consist of Australian Semi-Government Securities issued by any single issuer (except that in the case of New South Wales Treasury Corporation, such percentage shall be 25%) and that not more than 20% in the aggregate of the total Market Value of the Eligible Portfolio Property shall consist of Australian Semi–Government Securities guaranteed by any single state (except that in the case of each of Victoria and New South Wales, such percentage shall be 25%).  Notwithstanding the above, no asset that is then segregated to cover an AMPS Interest Rate Swap may be deemed to be Eligible Portfolio Property. The Board of Directors shall have the authority to specify from time to time other assets as Eligible Portfolio Property if the Rating Agencies advise the Corporation in writing that the specification will not adversely affect their respective then–-current ratings of the AMPS; it being understood that the components of Eligible Portfolio Property may differ between or among the Rating Agencies.

“Market Value” means the amount determined with respect to specific assets of the Corporation in the manner set forth below, it being understood that Market Value shall include any interest accrued thereon but, in the case of Moody’s, only if the next interest coupon on such asset is due and payable within 47 days of the Reporting Date, and that a designated Pricing Service may be used where indicated.

(a)

as to Australian Securities, and in the case of Moody's, as to Asian Yankee Bonds, New Zealand Corporate Bonds, New Zealand Government Securities and Other Asian Bonds, the Administrator or the Custodian shall value such securities at the last trade price quoted by a designated Pricing Service if such trade price reflects a trade on, or within one local business day prior to, the Reporting Date. If no such trade price is available, the Administrator or the Custodian shall value such securities, where practicable, at the bid prices or the mean between the bid and asked price quoted by a designated Pricing Service on the Reporting Date, or if such quotes are not readily available, at fair value as determined by a designated Pricing Service (or the Administrator or Custodian if the Rating Agencies so permit) using methods which include: consideration of yields or prices of assets of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. Either the Administrator or the Custodian or a designated Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Administrator or the Custodian or a designated Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids (both of which shall be in writing or by telecopy, telex or other electronic transcription, computer obtained quotation reduced to written form or similar means) provided to the Corporation, by two recognized securities dealers in Australia, with respect to Australian Securities, such securities dealers making a market in the applicable securities, or in the case of Moody's, with respect to Asian Yankee Bonds, New Zealand Corporate Bonds, New Zealand Government Securities and Other Asian Bonds, two recognized securities dealers in the jurisdiction of the issuer.

(b)

as to GNMA Certificates, GNMA Graduated Payment Securities, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities and U.S. Treasury/Agency Asset-Backed Securities, the Pricing Service (or the Administrator or the Custodian, if the Rating Agencies so permit) shall value such securities as the product of (i) the aggregate unpaid principal amount of the mortgage loans evidenced by each such certificate or security, as the case may be, as of the close of business in New York City on the last Business Day prior to such Valuation Date and (ii) the lower of the bid prices for the same kind of certificate or, if not available, some other security having, as nearly as practicable, comparable interest rates and maturities, as quoted to the Corporation by two nationally recognized securities dealers, who are members of the National Association of Securities Dealers selected by the Corporation and making a market therein, with at least one such quotation in writing plus accrued interest to the Valuation Date if the next interest coupon on such security is due and payable within 46 days of such Valuation Date;

(c)

as to Australian Currency, Other Asian Currency, New Zealand Currency and as to Cash, demand deposits included in Short Term Money Market Instruments, the Administrator or the Custodian shall value such currency or securities as the face value thereof;

(d)

as to next Business Day repurchase agreements, the face value thereof;

(e)

as to U.S. Government Obligations, the Administrator or the Custodian shall value such securities at the bid prices quoted by a designated Pricing Service or the mean between the bid and asked price quoted by a designated Pricing Service on the Reporting Date, or if such quotes are not readily available, at fair value as determined by a designated Pricing Service (or the Administrator or the Custodian, if the Rating Agencies so permit) using methods which include: consideration of yields or prices of assets of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. Either the Administrator, the Custodian or a designated Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Administrator or the Custodian or a designated Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids (at least one of which shall be in writing or by telecopy or other electronic transcription, computer obtained quotation reduced to written form or similar means) provided for the Corporation by two nationally recognized securities dealers, who are members of the National Association of Securities Dealers selected by the Corporation and making a market therein; and

(f)

as to AMPS Interest Rate Swaps, the Administrator shall determine the net value of the interest rate swaps on a daily marked–to–market basis in accordance with their Valuation Procedures, as such Valuation Procedures may be amended from time to time by the Board of Directors of the Corporation, based on price information received from the Eligible AMPS Interest Rate Swap Counterparty.

Without amending the Charter, (i) the calculation of the Market Value of an asset constituting Eligible Portfolio Property may be changed to any method recognized by the Rating Agencies from that set forth in this Article Sixth and (ii) a method recognized by the Rating Agencies for calculating the Market Value of any asset identified as Eligible Portfolio Property may be specified if the Rating Agencies advise the Corporation in writing that the change or specification will not adversely affect their respective then–current ratings of the AMPS.

“New Zealand Corporate Bonds” means debt obligations of New Zealand corporations.

“New Zealand Securities” means New Zealand Corporate Bonds, New Zealand Government Securities, New Zealand semi–government securities and other securities determined from time to time in writing by the Rating Agencies.

“Other Asian Bonds” means (i) debt obligations of corporations in the following jurisdictions: India, Korea, Malaysia, The Philippines, Singapore, Taiwan and Thailand; or (ii) any publicly traded security which is either issued or guaranteed by the government of the following jurisdictions: Hong Kong, India, Korea, Malaysia, The Philippines, Singapore, Taiwan and Thailand; provided, however, that Asian Yankee Bonds are excluded from this definition.

“Other Asian Currency” means such coin or currency of the governments of: Hong Kong, India, Korea, Malaysia, The Philippines, Singapore, Taiwan and Thailand.

3.

All references to the defined terms identified above in the Charter will henceforth be interpreted in accordance with this Board determination.

4.

The terms of the AMPS and the rights of the beneficial owners of the AMPS are not changed by this Certificate of Notice.

FOURTH:

This Certificate of Notice is being filed at the election of the Corporation pursuant to Section 1-207.1 of the MGCL.

13538808.4

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its Vice President and attested by its Secretary and Assistant Treasurer this 13th day of April, 2007.

ATTEST:	ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By:
Alan Goodson	Derek Fulton
Secretary and Assistant Treasurer	Vice President

13538808.4